Exhibit 10.5

CENTERPOINT MANAGEMENT GROUP, LLC
MANAGEMENT INCENTIVE PLAN

MIP Unit Award Agreement

WHEREAS, CenterPoint Management Group, LLC, a Delaware limited liability company (the “Company”), has established the CenterPoint Management Group, LLC Management Incentive Plan (the “MIP”), effective as of March       , 2006, to assist in attracting key employees of or on behalf of CenterPoint Properties Trust (“CenterPoint”), a Maryland real estate investment trust and a Subsidiary of Solstice Holdings LLC, a Delaware limited liability company (“Solstice”), and to provide the Grantee with long-term incentives and rewards for superior performance;

WHEREAS, the Company is the MIP Unit Member of Solstice (as defined in the Amended and Restated Limited Liability Company Agreement of Solstice);

WHEREAS,                       (the “Grantee”) is an employee of CenterPoint and has made and is expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of CenterPoint;

WHEREAS, the Company, CenterPoint and the Grantee are parties to an employment agreement dated March       , 2006 (the “Employment Agreement”);

WHEREAS, the execution of this MIP Unit Award Agreement in the favor of the Grantee in the form hereof (this “Agreement”) has been authorized by a resolution of the Board or, as authorized by the Board, the Committee that was duly adopted effective as of                       (the “Date of Grant”).

NOW, THEREFORE, subject to the terms and conditions of the MIP Unit Member Operating Agreement, the MIP, the Employment Agreement and as hereinafter set forth, the Company hereby grants to the Grantee                     MIP Units.

1.                                       Capitalized Terms. Capitalized terms used in this Agreement are defined in either the MIP, Grantee’s Employment Agreement or the MIP Unit Member Operating Agreement, as applicable.

2.                                       Forfeiture of MIP Units.

(a)                                  The Grantee shall forfeit the MIP Units awarded under this Agreement upon termination of employment under circumstances specified in the Employment Agreement.

(b)                                 Notwithstanding any of the provisions of Section 2 hereof, the Board (or as delegated by the Board, the Committee) may accelerate the vesting of the Grantee’s MIP Units awarded hereunder in connection with the termination of the Grantee’s employment.

3.                                       Distributions.

(a)                                  During Employment. Provided that the Grantee remains in the continuous employ of CenterPoint, the Grantee shall be eligible to receive such Grantee’s allocable share of Distributions with respect to the MIP Units awarded hereunder as and when provided under the MIP Unit Member Operating Agreement based on the Grantee’s MIP Unit Sharing Percentage.

(b)                                 Following Termination of Employment. To the extent the Grantee’s employment is terminated prior to a Change in Control (i) by CenterPoint without Cause, (ii) by the Grantee for Good Reason, (iii) in connection with non-renewal of the Grantee’s Employment Agreement, (iv) by the Grantee without Good Reason after the Initial Payout Date or (v) due to the Grantee’s death or Disability, the Grantee (or the Grantee’s Beneficiary in the event of the Grantee’s death) shall be only entitled to receive an allocable share of any Distribution, if any, attributable to such Grantee’s vested MIP Units on the earlier of the next Distribution Date on which a Distribution is made to MIP Unit Members or the next Scheduled Liquidity Event date. Following such payment the Grantee (or such Grantee’s Beneficiary in the event of the Grantee’s death) will not be entitled to any further payments with respect to the MIP Units awarded hereunder and will have no further rights under the MIP, and all MIP Units held by such Grantee shall be immediately forfeited.

(c)                                  Following a Change in Control. The MIP Units awarded hereunder shall vest and become nonforfeitable upon the occurrence of a Change in Control. The Grantee shall be entitled to Distributions with respect to such vested MIP Units on and after the Change in Control and on and after a termination of employment, other than a termination for Cause, pursuant to the terms of the MIP, the MIP Unit Member Operating Agreement and this Agreement. Such vested MIP Units shall otherwise remain subject to the terms of the MIP, the MIP Unit Member Operating Agreement and this Agreement; provided, however, that, upon a termination for Cause as provided in the Grantee’s Employment Agreement, all MIP Units (whether vested or unvested) held by Grantee shall be immediately forfeited, and Grantee will not be entitled to any further payments or Distributions and will have no further rights under the MIP on and after the termination of employment.

4.                                       Transferability. Except as otherwise permitted by the MIP Unit Member Operating Agreement, or unless and until forfeited pursuant to the Grantee’s Employment Agreement or redeemed by the Company pursuant to the MIP Unit Member Operating Agreement, the Grantee may not sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of the MIP Units awarded hereunder without the prior Approval of the Board and any attempted transfer without such Approval shall be void ab initio.

5.                                       MIP Unit Member Operating Agreement. The Grantee acknowledges and agrees that the MIP Units awarded hereunder are subject to the terms and conditions of the MIP Unit Member Operating Agreement. The Grantee further acknowledges and agrees that, to the extent the Grantee has not already executed the MIP Unit Member Operating Agreement or an addendum thereof, the Grantee will be required to sign the addendum to the MIP Unit Member

Operating Agreement, attached hereto as Exhibit A, agreeing to be bound by the terms and conditions of the MIP Unit Member Operating Agreement as a condition to receiving the MIP Units awarded hereunder.

6.                                       Compliance with Law. The Company shall comply with all applicable laws and regulations of any duly constituted authority having jurisdiction over the issuance of the MIP Units to the Grantee as contemplated herein; provided, however, that notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any MIP Units hereunder if the issuance thereof would result in a violation of any such law or regulation.

7.                                       Withholding Taxes.

(a)                                  To the extent that the Company, Solstice or CenterPoint is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by the Grantee or other person under this Agreement, and the amounts available to the Company for the withholding are insufficient, it shall have the right to require the Grantee or the Grantee’s Beneficiary to remit to the Company, Solstice or CenterPoint an amount sufficient to satisfy all federal, state and local withholding tax requirements in connection with any payment made or benefit realized by the Grantee or the Grantee’s Beneficiary in connection with this award. The Board may make mutually agreed-upon arrangements with the Grantee or the Grantee’s Beneficiary for the satisfaction of such required withholding liability, which may include, but not be limited to, the relinquishment of any MIP Unit.

(b)                                 If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment to a governmental agency) because of (A) the Grantee’s status or otherwise specifically attributable to the Grantee in his or her capacity as a Grantee with respect to federal, state or local withholding taxes imposed with respect to (i) any issuance of MIP Units to the Grantee by the Company or (ii) any payments to a Grantee or (B) a Grantee’s breach of the MIP Unit Member Operating Agreement or violation of any law, rule or regulation in his, her or its capacity as a Grantee, then the Company shall reduce the Distributions that would otherwise be made to the Grantee or if such Distributions are insufficient to pay such obligation such Grantee shall, to the fullest extent permitted by law, indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments).

8.                                       Continuation of Employment. Neither this Agreement nor any action taken hereunder shall be construed as giving the Grantee any right to continued employment with CenterPoint, nor shall this Agreement or any action taken hereunder be construed as entitling CenterPoint to the services of the Grantee for any period of time. For the purposes of this Agreement, the continuous employment of the Grantee with CenterPoint shall not be deemed interrupted, and the Grantee shall not be deemed to have ceased to be employed by CenterPoint by reason of the transfer of his employment among CenterPoint, Solstice, the Company or a Subsidiary or Affiliate of CenterPoint, Solstice or the Company that adopts the MIP.

9.                                       Limited Rights. Except as otherwise provided in the MIP Unit Member Operating Agreement and as set forth in the Employment Agreement, the granting of the MIP Units hereunder shall not confer upon the Grantee any right to participate in the management of the business and affairs of the Company or any Subsidiary or Affiliate of the Company. The granting of the MIP Units hereunder shall confer upon the Grantee only those rights set forth in the MIP Unit Member Operating Agreement, the MIP, the Employment Agreement and this Agreement.

10.                                 Unfunded Plan. The MIP shall be unfunded and shall not create (or be construed to create) a trust or separate fund.

11.                                 Amendments. Any amendment to the MIP shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee hereunder under any vested MIP Units without the Grantee’s consent.

12.                                 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of the Company and any successor or assign. The Company may assign and transfer this Agreement, and delegate its duties hereunder, to a Subsidiary of CenterPoint, Solstice or the Company, subject to the MIP.

13.                                 Severability. In the event that one or more of the provisions of the MIP or this Agreement becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the MIP, this Agreement or the MIP Units under any law deemed applicable by the Board, the Board shall replace each invalid, illegal or unenforceable provision with a valid, legal and enforceable provision which will most nearly and equitably satisfy the economic effect of the invalid, illegal or unenforceable provision.

14.                                 Governing Law. This Agreement is made in, and shall be construed in accordance with, the laws of the State of Delaware.

15.                                 Agreement Subject to MIP. The MIP Units granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the MIP. In the event of any inconsistency between this Agreement and the MIP, the terms of the MIP will govern.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

This Agreement is hereby executed by the Company on this              day of                 , 2006.

CenterPoint Management Group, LLC

Its:

This Agreement is hereby executed by the undersigned Grantee this                     day of              2006. The Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts this award of MIP Units, subject to the terms and conditions of the MIP, the MIP Unit Member Operating Agreement and the terms and conditions set forth above. The Grantee further acknowledges and agrees that, to the extent Grantee has not already executed the MIP Unit Member Operating Agreement or an addendum thereof, the Grantee will be required to sign the addendum to the MIP Unit Member Operating Agreement, attached hereto as Exhibit A, agreeing to be bound by the terms and conditions of the MIP Unit Member Operating Agreement as a condition to receiving the MIP Units awarded hereunder.

Grantee

Date: